Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF AMERITRADE ONLINE HOLDINGS CORP.	State of Delaware Secretary of State Division of Corporations Delivered 04:32 PM 04/27/2006 FILED 04:28 PM 04/27/2006 SRV 060394264 - 2658986 FILE
It is hereby certified that:
          1.    The name of the corporation is Ameritrade Online Holdings Corp. (the “Corporation”).
          2.   The Certificate of Incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article First the following new Article First:
          “FIRST: The name of the Corporation is TD AMERITRADE Online Holdings Corp. (the “Corporation”)”
          3.   The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
Signed on: April 27th, 2006

By:	/s/ Ellen L.S. Koplow
Name: Ellen L.S. Koplow
Title: Secretary

CERTIFICATE OF MERGER OF ARROW MERGER CORP. AND AMERITRADE HOLDING CORPORATION	STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 08:45 AM 09/09/2002 020560223 - 2658986
It is hereby certified that:
          1.   The constituent corporations participating in the merger herein certified are:
               (i)  Arrow Merger Corp., which is incorporated under the laws of the State of Delaware; and
               (ii)  Ameritrade Holding Corporation, which is incorporated under the laws of the State of Delaware.
          2.   A Second Amended and Restated Agreement and Plan of Merger (the “Agreement of Merger”) has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.
          3.   The name of the surviving corporation in the merger herein certified is Ameritrade Holding Corporation, which will continue its existence as said surviving corporation.
          4.   At the effective time of the merger herein certified, the Restated Certificate of Incorporation of the surviving corporation shall be amended so as to read in the form attached hereto as Exhibit A and as so amended shall be the Restated Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with the provisions of the General Corporation Law of the State of Delaware.
          5.   The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is 4211 South 102nd Street, Omaha, Nebraska 68127.
          6.   A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.
          7.   This Certificate of Merger and the merger herein certified shall become effective on September 9, 2002 at 10:00 a.m. Eastern Daylight Time.

Dated: September 8, 2002

AMRITRADE HOLDING CORPORATION
By:	/s/ John R. MacDonald
	Name:	John R. MacDonald
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Exhibit A
RESTATED CERTIFICATE OF INCORPORATION
OF
AMERITRADE ONLINE HOLDINGS CORP.
          1.     The name of the corporation is Ameritrade Online Holdings Corp. (the “Corporation”).
          2.     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
          3.     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
          4.     The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, at $.01 par value per share.
          5.     The Corporation is to have perpetual existence.
          6.     In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation.
          7.     Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the By-Laws of the Corporation. Elections of directors of the Corporation need not be by written ballot unless the By-Laws of the Corporation shall so provide.
          8.     The Corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred herein upon stockholders of the Corporation are granted subject to this reservation.
          9.     (a)     To the fullest extent permitted under the DGCL as it currently exists or as it may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
                 (b) The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by the DGCL, any person who is or was a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the sole discretion of the board of directors of the Corporation, may so indemnify a person who is or was a party, or is or was threatened to be made a party, to any such action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify a director or officer of the Corporation in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by the DGCL or otherwise. The right to indemnification conferred by this Article 9(b) shall be deemed to be a contract between the Corporation and each person referred to herein.
                 (c) No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendments.

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